Exhibit 10.5

EXECUTION COPY

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

FIRST AMENDMENT, dated as of January 2, 2014 (this "First Amendment") is entered into among OTG Management, LLC, a Delaware limited liability company (the "Company"), the Guarantors party hereto (the "Guarantors"), and each Person party hereto as a holder (collectively, "Holders" and each individually, a "Holder") with respect to the Note Purchase Agreement, dated as of December 11, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"), among the Company and each Person named in the Purchaser Schedule attached thereto.

W I T N E S S E T H :

WHEREAS, the Company, the Guarantors and the Purchasers wish to amend certain terms and provisions of the Purchase Agreement as hereafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned in the Purchase Agreement and the other Note Documents.

ARTICLE II

AMENDMENTS

Section 2.1            Amendments. The Purchase Agreement is hereby amended as follows:

(a)           The cover page of the Purchase Agreement is hereby amended by replacing the amount "$100,000,000 where it appears therein with "$160,000,000".

(b)           Paragraph 1A of the Purchase Agreement is hereby amended by replacing the amount "$100,000,000 where it appears therein with "$160,000,000".

(c)           Paragraph 2B of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"2B.    Subsequent Issuances.    Company may sell to each Purchaser, and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from Company, (1) on not more than two separate dates in the aggregate principal amount of S12,500,000 on each such date, during the period from the Closing Date to the date that is 30 months following the Closing Date, at par, additional Notes in an aggregate principal amount of Notes set forth opposite such Purchaser's name under the column "Subsequent Issuances" in the Purchaser Schedule attached hereto (each a "First Subsequent Issuance") and (2) during the period from the First Amendment Effective Date to the date that is two years following the First Amendment Effective Date, not more than once during each month and not more than four times during any calendar year, in the aggregate principal amount of at least $5,000,000 on each such date (or in the case of the first issuance following the First Amendment Effective Date, in the aggregate principal amount of $28,000,000) (but in an aggregate principal amount not to exceed $60,000,000 on all such dates), at par, additional Notes in an aggregate principal amount of Notes set forth opposite such Purchaser's name under the column "Second Subsequent Issuances" in the Purchaser Schedule attached hereto (each a "Second Subsequent Issuance" and together with each First Subsequent Issues, each a "Subsequent Issuance"). Company will deliver to each Purchaser, at the office of Schulte Roth & Zabel LLP in New York, New York or at such other location as Company and the Purchasers may agree, one or more Notes registered in such Purchaser's name (or, at the request of the Purchaser, in the name of the nominee(s) for such Purchaser specified to the Company), evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchaser Schedule against payment of the purchase price thereof by transfer of immediately available funds on the subsequent issuance closing date, which shall be any date upon which the Transaction Parties and the Purchasers may mutually agree subject to the satisfaction of the conditions set forth in Paragraph 3B (such date with respect to any First Subsequent Issuance, herein called the "First Subsequent Issuance Date" and such date with respect to any Second Subsequent Issuance, herein called the "Second Subsequent Issuance Date", and together with the "First Subsequent Issuance Date, each a "Subsequent Issuance Date"), for credit to the account or accounts as shall be specified in a letter, in substantially the form of Exhibit B hereto, from Company to the Purchasers delivered at least one Business Day prior to the Subsequent Issuance Date. Notwithstanding anything in this Paragraph 2B to the contrary, Company acknowledges that prior to the First Amendment Effective Date, the Purchasers purchased Notes in respect of the First Subsequent Issue in the aggregate original principal amount of $25,000,000 and that as of the First Amendment Effective Date, each Purchaser's obligation to purchase additional Notes in an aggregate principal amount of Notes set forth opposite such Purchaser's name under the column "Subsequent Issuances" in the Purchaser Schedule attached hereto has been satisfied in full.".

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(d)           Paragraph 2D of the Purchase Agreement is hereby amended by (i) replacing "Subsequent Issuance" where it appears subclause (2) thereof with "First Subsequent Issuance", and (ii) inserting the following subclause (3) after sublause (2) thereof:

"(3)           Second Subsequent Issuance Original Issuance Discount.    As consideration for the purchasing of the Notes by the Purchasers from the Company on each Second Subsequent Issuance Date and as payment for the use of the proceeds of the Notes issued on each Second Subsequent Issuance Date, the Company agrees that, notwithstanding anything contained in any Note Document to the contrary, the proceeds of the Notes to be issued under this Agreement pursuant to any Second Subsequent Issuance shall be made at a discount equal to the product of (a) the principal amount of Notes issued in connection with such Second Subsequent Issuance, times (b) the sum of (i) 4.0% plus (ii) the amount set forth in the table below corresponding to the remaining period to the Maturity Date as of the date of such Second Subsequent Issuance (the net proceeds of such Second Subsequent Issuance, after giving effect to such discount are hereinafter referred to as the "Second Subsequent Discounted Proceeds Amount").           The funding by the Purchasers to the Company of the Second Subsequent Discounted Proceeds Amount on each Second Subsequent Issuance Date shall be deemed to satisfy the obligations of the Purchasers under the Note Documents with respect to such Second Subsequent Issuance. Notwithstanding the foregoing, the Company shall repay to the Purchasers the full face amount of the Notes issued on each Second Subsequent Issuance Date in accordance with the terms of the Note Documents, without setoff, deduction, offset or counterclaim, it being understood and agreed that any discount shall be deemed fully-earned upon funding and shall be non-refundable. The parties agree that such discounted amount shall be treated for U.S. tax purposes as adjustments to purchase price and as original issue discount and all parties agree to report such amounts accordingly:

Date:	Amount:
More than 17 quarters to Maturity Date	0.125%
More than 16 quarters to Maturity Date	0.250%
More than 15 quarters to Maturity Date	0.375%
More than 14 quarters to Maturity Date	0.500%
More than 13 quarters to Maturity Date	0.625%
More than 12 quarters to Maturity Date	0.750%
More than 11 quarters to Maturity Date	0.875%
More than 10 quarters to Maturity Date	1.000%"

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(e)           Paragraph 3B(5) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

"(5)    Maximum Pro-Forma Leverage Ratio and Senior Leverage Ratio. Company shall have delivered to each of the Purchasers an Officer's Certificate, duly executed by the chief financial officer of the Company, demonstrating in reasonable detail that (A) the Leverage Ratio (calculated as of the most recently-ended Fiscal Quarter of the Parent and its Subsidiaries for which financial statements are available on a pro-forma basis in a manner reasonably satisfactory to Purchasers) does not exceed 7.50 to 1.00, and (B) the Senior Leverage Ratio (calculated as of the most recently-ended Fiscal Quarter of the Parent and its Subsidiaries for which financial statements are available on a pro-forma basis in a manner reasonably satisfactory to Purchasers) does not exceed 4.00 to 1.00."

(f)           Paragraph 3B of the Purchase Agreement is hereby amended by inserting the following subclause (8) after subclause (7) thereof:

"(8)           Approved Budgets. (a) To the extent that any proceeds of any Note purchased after the First Amendment Effective Date are to be used to fund any expenditures in connection with the LaGuardia-C Project, the Purchasers and the Engineering Consultant shall have received a schedule showing the expenditures for the LaGuardia-C Approved Budget that will be paid with such proceeds, which shall be in form and substance satisfactory to the Purchasers and the Engineering Consultant, (b) to the extent that any proceeds of any Note purchased after the First Amendment Effective Date are to be used to fund any expenditures in connection with the Newark Project, the Purchasers and the Engineering Consultant shall have received a schedule showing the expenditures for the Newark Approved Budget that will be paid with such proceeds, which shall be in form and substance satisfactory to the Purchasers and the Engineering Consultant, (c) to the extent that any proceeds of any Note purchased after the First Amendment Effective Date are to be used to fund any expenditures in connection with the Philadelphia-B Project, the Purchasers and the Engineering Consultant shall have received a schedule showing the expenditures for the Philadelphia-B Approved Budget that will be paid with such proceeds, which shall be in form and substance satisfactory to the Purchasers and the Engineering Consultant, and (d) to the extent that any proceeds of any Note purchased after the First Amendment Effective Date are to be used to fund any expenditures in connection with the Reagan-A Project, the Purchasers and the Engineering Consultant shall have received a schedule showing the expenditures for the Reagan-A Approved Budget that will be paid with such proceeds, which shall be in form and substance satisfactory to the Purchasers and the Engineering Consultant."

(g)           Paragraph 5A of the Purchase Agreement is hereby amended by (i) deleting "and" at the end of subclause (13) thereof, (ii) renumbering subclause (14) thereof as subclause (20), (iii) inserting the following subclauses (14), (15), (16), (17), (18) and (19) after subclause (13) thereof:

"(14)         Cash Flow Forecast and Income Statements:  as soon as available and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the First Amendment Effective Date, reports in form and detail reasonably satisfactory to the Collateral Agent and certified by an Authorized Officer of the Company as being accurate and complete setting forth (a) the Company's cash flow forecast for the forthcoming 13-week period and (b) an income statement and cash flow statement for each terminal on a standalone basis;

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(15)           LaGuardia-C Reports:           as soon as available and in any event within 30 days after the end of each month commencing with the first fiscal month ending after First Amendment Effective Date, a status report on the progress of the LaGuardia-C Project, including a report setting forth the variances between the actual expenditures made in connection with the LaGuardia-C Project and the expenditures set forth in the LaGuardia-C Approved Budget and such other information as may be requested by the Engineering Consultant;

(16)           Newark Reports:           as soon as available and in any event within 30 days after the end of each month commencing with the first fiscal month ending after the First Amendment Effective Date, a status report on the progress of the Newark Project, including a report setting forth the variances between the actual expenditures made in connection with the Newark Project and the expenditures set forth in the Newark Approved Budget and such other information as may be requested by the Engineering Consultant;

(17)           Philadelphia-B Reports:           as soon as available and in any event within 30 days after the end of each month commencing with the first fiscal month ending after First Amendment Effective Date, a status report on the progress of the Philadelphia-B Project, including a report setting forth the variances between the actual expenditures made in connection with the Philadelphia-B Project and the expenditures set forth in the Philadelphia-B Approved Budget and such other information as may be requested by the Engineering Consultant;

(18)           Reagan-A Reports:            as soon as available and in any event within 30 days after the end of each month commencing with the first fiscal month ending after First Amendment Effective Date, a status report on the progress of the Reagan-A Project, including a report setting forth the variances between the actual expenditures made in connection with the Reagan-A Project and the expenditures set forth in the Reagan-A Approved Budget and such other information as may be requested by the Engineering Consultant; and

(19)           Specified Expenditures:           as soon as available and in any event within 30 days after the end of each month, a report in form and substance satisfactory to the Holders and certified by an Authorized Officer of the Company as being accurate and complete setting forth (A) the aggregate amount of Specified Expenditures made with respect to each Permitted Project during such month, (B) as of the last day of such month, the aggregate amount of Specified Expenditures made with respect to each Permitted Project and (C) with respect to each Permitted Project, as of the last day of such month, the amount of the unused portion of the applicable dollar limitation set forth for such Permitted Project on Schedule 10(A); and,

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(h)           Section 5 of the Purchase Agreement is hereby amended by inserting the following Paragraphs 5J, 5K and 5L after Paragraph 51 thereof :

"5J.           Engineering Consultant.           Company shall provide, and cause each of its Subsidiaries and the JV Entities to provide, to the Engineering Consultant all information reasonably requested by the Engineering Consultant and related to the Permitted Projects and/or the Specified Expenditures. Company shall pay on demand all reasonable costs and expenses incurred by or on behalf of each Purchaser in connection with the services performed by the Engineering Consultant.

5K           Post-Closing Requirements.

(1)    Within (A) one Business Day following the First Amendment Effective Date, deliver to the Collateral Agent, in form and substance satisfactory to the Collateral Agent, evidence of the insurance required to be maintained hereunder, and (B) ten Business Days following the First Amendment Effective Date, deliver to the Collateral Agent, in form and substance satisfactory to the Collateral Agent, endorsements naming the Collateral Agent as loss payee and additional insured with respect to the insurance required to be maintained hereunder;

(2)    Within 30 days following the First Amendment Effective Date, deliver to the Collateral Agent, in form and substance satisfactory to the Collateral Agent, evidence that the security interest in favor of LaSalle Bank, NA recorded on April 17, 2006 at Reel/Frame 3334/0942 at the U.S. Patent and Trademark Office against the mark JET ROCK BAR AND GRILL has been terminated and released of record; and

(3)    Within 30 days following the First Amendment Effective Date, deliver to the Collateral Agent, in form and substance satisfactory to the Collateral Agent, evidence that the state tax lien filed on October 31, 2012 against OTG Management, Inc. at Warrant ID# E-022968438-W002-9 in the amount of $53,955.60 has been paid in full and terminated of record.

5L           Updated Budgets.    Within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, commencing with the first fiscal month of the Parent and its Subsidiaries ending after the First Amendment Effective Date, the Company shall deliver to the Collateral Agent and the Holders updated versions of each of the LaGuardia-C Approved Budget, the Newark Approved Budget, the Philadelphia-B Approved Budget and the Reagan-A Approved Budget, in each case, in form, substance and detail reasonably satisfactory to the Collateral Agent and the Engineering Consultant, which, upon acceptance thereof, shall be deemed to be the LaGuardia-C Approved Budget, the Newark Approved Budget, the Philadelphia-B Approved Budget and the Reagan-A Approved Budget, as applicable, for all purposes hereunder."

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(i)           Paragraph 6B of the Purchase Agreement is hereby amended by (i) replacing the amount "$2,500,000" where it appears in subclause (8) thereof with "$5,000,000", (ii) amending and restating subclause (9) thereof in its entirety to read as follows:

"(9)           the Parent, OTG and the Company may purchase the Borrower Warrants held by (a) Ares Capital Corporation for (x) cash consideration not to exceed S6,000,000 in the aggregate from and after the First Amendment Effective Date, plus (y) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Company specifically for such purpose and applied substantially contemporaneously to such purchase, plus (z) additional consideration in the form of a Deferred Note; provided that both before and after giving effect to any such proposed purchase (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Transaction Parties shall have delivered evidence, in form and substance reasonably satisfactory to the Required Holders, that the Transaction Parties are in compliance on a pro forma basis (after giving effect to such proposed purchase) with the financial covenants contained in Paragraph 6C, as of the most recently-ended Fiscal Quarter of the Transaction Parties, and (b) Highbridge, for (x) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Company specifically for such purpose and applied substantially contemporaneously to such purchase, plus (y) additional consideration in the form of a Deferred Note (the purchases described in subclause (9) hereof, the "Specified Warrant Purchases"), and"

and (iii) inserting the following new subclause (10) immediately after such subclause (9) to read as follows:

"(10)           so long as no Event of Default shall have occurred and be continuing or would result from the making of any such payment, the Company may make advances against future dividends payable by the Parent to the Salvatore Equityholders in an aggregate amount not to exceed $300,000 in any Fiscal Year.".

(j)           Paragraph 6E of the Purchase Agreement is hereby amended by (i) amending and restating subclause (a) thereof in its entirety to read as follows:

"(a)    Company shall not permit any of its Subsidiaries to, engage in any business other than (i) the operation of (x) concession concepts for food and beverage services and (y) retail concepts at airports located in the United States or Canada, concept development and licensing related thereto, and businesses reasonably related thereto, (ii) the licensing of iPad or other computer or tablet software to third parties and (iii) such other lines of business as may be consented to by Required Holder(s), and",

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(k)           Paragraph 61 of the Purchase Agreement is hereby amended by (i) adding the following proviso at the end of subclause (b)(2) thereof:

"; provided that, (x) with respect to any such proceeds that are to be used to fund expenditures in connection with the LaGuardia-C Project, the Newark Project, the Philadelphia-B Project or the Reagan-A Project, such expenditures shall be made in accordance with the LaGuardia-C Approved Budget, the Newark Approved Budget, the Philadelphia-B Approved Budget or the Reagan-A Approved Budget, as applicable (and shall be verified by the Engineering Consultant), as the same may be updated, modified or supplemented from time to time pursuant to any update, modification or supplement delivered in writing to, and approved by, the Required Holders and (y) with respect to any such proceeds that are to be used to fund expenditures in connection with any Permitted Project, such expenditures shall not cause the aggregate amount of Specified Expenditures made by the Transaction Parties and their Subsidiaries in respect of such Permitted Project to exceed by any amount the applicable dollar limit listed on Schedule 10A under the column "Specified Expenditures Limit" (or, in the case of any Permitted Project other than Minneapolis-Saint Paul International Airport and Toronto Pearson International Airport, by more than 5.0% of such limit) (in each case, as determined on a project-by-project basis).",

(ii) deleting subclause (b)(3) thereof, (iii) renumbering subclause (b)(4) thereof as subclause (b)(3), and (iv) renumbering subclause (b)(5) thereof as subclause (b)(4), and amending and restating subclause (b)(4) in its entirety to read as follows:

"(4) to pay distributions to OTG for further distribution to Eric J. Blatstein (x) on or after the Closing Date in an aggregate amount not to exceed $1,000,000 and (y) on the First Amendment Effective Date in an aggregate amount not to exceed $1,000,000 (which amounts shall not be duplicative of any amounts funded by loans made under the First Lien Credit Agreement).".

(1)           Paragraph 6K of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"6K.           Blatstein Compensation.    Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to Pay or accrue total compensation during any Fiscal Year to Eric J. Blatstein in an aggregate amount in excess of the sum of (i) $2,000,000 (such amount, the "Base Amount") per Fiscal Year; provided that, commencing with the Fiscal Year beginning January 1, 2015, the Base Amount for any Fiscal Year shall be increased by $250,000 for every $5,000,000 by which Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the immediately prior Fiscal Year exceeds $35,000,000; provided further that in no event shall the aggregate amount of compensation paid to Eric J. Blatstein pursuant to this clause (i) exceed $5,000,000 in any Fiscal Year, (ii) $60,000 per Fiscal Year for expenses related to his office in New York, New York and (iii) the deemed distributions made to Eric J. Blatstein permitted pursuant to Paragraph 6B.".

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(m)           Section 6 of the Purchase Agreement is hereby amended by adding inserting the following Paragraphs 6M and 6N after Paragraph 6L thereof:

"6M.           Limitation on Specified Expenditures.    Company shall not make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Specified Expenditures (i) that would cause the aggregate amount of all Specified Expenditures made by the Transaction Parties and their Subsidiaries in respect of each Permitted Project to exceed the applicable dollar limit listed on Schedule 10A under the column "Specified Expenditures Limit" (or, in the case of any Permitted Project other than Minneapolis-Saint Paul International Airport and Toronto Pearson International Airport, by more than 5.0% of such limit) (determined on a project-by-project basis) and (ii) with respect to the LaGuardia-C Project, the Newark Project, the Philadelphia-B Project or the Reagan-A Project, (A) prior to delivering to the Holders and the Engineering Consultant a schedule showing the proposed expenditures for the LaGuardia-C Approved Budget, the Newark Approved Budget, the Philadelphia-B Approved Budget, or the Reagan-A Approved Budget, as applicable, which shall be in form and substance satisfactory to the Holders and the Engineering Consultant, or (B) other than in accordance with the LaGuardia-C Approved Budget, the Newark Approved Budget, the Philadelphia-B Approved Budget, or the Reagan-A Approved Budget, as applicable (and shall be verified by the Engineering Consultant), as the same may be updated, modified or supplemented from time to time pursuant to any update, modification or supplement delivered in writing to, and approved by, the Purchasers.

6N.           First Lien Debt.    Company shall not borrow any Delayed Draw Term Loans (as defined in the First Lien Credit Agreement) (a) at any time after the First Amendment Effective Date in an aggregate principal amount in excess of 42,000,000 until Notes in an aggregate principal amount of $28,000,000 are issued hereunder, or (b) after the issuance of the Notes described in clause (a), unless Notes are issued simultaneously therewith to the extent necessary such that the principal amount of Delayed Draw Term Loans borrowed since the First Amendment Effective Date does not exceed 60% of the sum of the aggregate principal amount of Delayed Draw Term Loans borrowed and Notes issued after the First Amendment Effective Date."

(n)           Paragraph 10A of the Purchase Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

""Engineering Consultant" means a third party engineering consultant, if any, retained by the Holders to monitor the Permitted Projects and the incurrence of the Specified Expenditures and to perform such other functions related thereto as may be requested by the Holders."

""First Amendment" means the First Amendment to this Agreement, dated as of January 2, 2014, among the Company, the Guarantors and the Holders."

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"First Amendment Effective Date" means the date on which the First Amendment shall become effective in accordance with its terms."

""LaGuardia-C Approved Budget" means a written budget in form and substance satisfactory to the Purchasers describing in reasonable detail the expenditures to be made in connection with the LaGuardia-C Project."

""LaGuardia-C Project" means the project at Terminal C at LaGuardia Airport."

"Newark Approved Budget" means a written budget in form and substance satisfactory to the Holders describing in reasonable detail the expenditures to be made in connection with the Newark Project."

"Newark Project" means the project at the Newark Liberty International Airport."

"'Permitted Chef Expenses" means any costs and expenses incurred under a restaurant concept development agreement entered into in connection with business development in an amount not to exceed (i) $2,510,000 in respect of the Newark Project during the term of this Agreement, (ii) $1,150,000 in respect of the Reagan-A Project during the term of this Agreement, (iii) $550,000 in respect of the Philadelphia-B Project during the term of this Agreement, and (iv) $75,000 individually or $250,000 in the aggregate on a consolidated basis for the Loan Parties and their Subsidiaries during any 4 consecutive fiscal quarters in respect of all Permitted Projects in the aggregate (other than those identified in clause (i) through (iii) above."

""Philadelphia-B Approved Budget" means a written budget in form and substance satisfactory to the Holders describing in reasonable detail the expenditures to be made in connection with the Philadelphia-B Project."

""Philadelphia-B Project" means the project at Terminal B at the Philadelphia International Airport."

""Reagan-A Approved Budget" means a written budget in form and substance satisfactory to the Holders describing in detail the expenditures to be made in connection with the Reagan-A Project."

""Reagan-A Project" means the project at Terminal A at Ronald Reagan National Airport."

""Salvatore Equityholders" means John Salvatore and each of his Family Members and Family Trusts."

"Specified Expenditures" means the expenditures made by any Transaction Party or any of its Subsidiaries in connection with a Permitted Project to the extent that such expenditures consist of, or relate to, constructions costs, business development costs, start-up and pre-opening costs, refurbishment expenses, buyout expenses or other line items included in the applicable approved budget(s) for any Permitted Project."

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(o)           The definition of "Applicable Interest Rate" in Paragraph 10A of the Purchase Agreement is hereby amended by (i) amending and restating the table contained in clause (b) thereof to read in its entirety as follows:

Level	Leverage Ratio	Applicable Interest Rate
0	Less than 6.00 to 1.00 (and subject to the conditions specified in clause (d)(iii) below)	12.0%
I	Less than 6.50 to 1.00	15.0%
II	Greater than or equal to 6.50 to 1.0, but less than 7.00 to 1.00	16.0%
III	Greater than or equal to 7.00 to 1.0	17.0%

and (ii) deleting the word "and" at the end of clause (d)(i) thereof, (iii) removing the period and the end of clause (ii) thereof and inserting a semicolon and the word "and" in its stead, and (iv) adding a new clause (iii) to the end of clause (d) thereof to read in its entirety as follows:

"(iii) the Applicable Interest Rate specified in Level 0 above shall be available to the Company only (A) after December 31, 2015, and (B) if the Newark Project is substantially complete (as determined by the Collateral Agent in its sole discretion).

(p)           The definition of "Consolidated EBITDA" in Paragraph 10A of the Purchase Agreement is hereby amended by (i) amending and restating subclause (a)(vi) thereof to read as follows:

"(vi) extraordinary business development expenses incurred by OTG, the Parent or any of their Subsidiaries or any JV Entity, in each case, to the extent acceptable to the Collateral Agent in its sole discretion exercised reasonably; provided that in no event shall (A) the aggregate amount of such expenses exceed $1,500,000 in any twelve month period commencing with the twelve month period ending December 31, 2014 (other than Permitted Chef Expenses), or (B) such expenses include payments to any Person that is employed on a full time basis by OTG, the Parent or any of their Subsidiaries,",

(ii) deleting "and" at the end of subclause (a)(vii) thereof, (iii) inserting the following subclauses (ix) after subclause (a)(viii) thereof:

"(ix) solely for purposes of Consolidated EBITDA as used in Paragraphs 3B(5) and 6(C) (including the defined terms used therein) and not for any other purpose, $10,000,000 until the earlier to occur of (A) the first date on which Consolidated EBITDA solely attributable to the Newark Project for the twelve-month period ending immediately prior to such date (without giving effect to any add back to Consolidated Net Income permitted by this clause (ix)) exceeds $10,000,000 and (B) December 31, 2014 (for the avoidance of doubt, it is understood and agreed that this clause shall not be applicable for purposes of calculating Consolidated EBITDA for use in the definition of "Applicable Interest Rate"),"

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and (iv) inserting the following to the end thereof:

"It is understood and agreed that in no event shall any costs or expenses in connection with management or consulting or similar agreements (including, without limitation, any restaurant concept development agreement entered into in connection with business development) be added back to the computation of Consolidated EBITDA of OTG and the Parent and its Subsidiaries pursuant to clauses (vi) and (ix) of the definition of "Consolidated EBITDA" or otherwise (other than Permitted Chef Expenses to the extent permitted to be included in the calculation of clause (vi) above).".

(q)           The definition of "JV Entity" in Paragraph 10A of the Purchase Agreement is
amended and restated to read in its entirety as follows:

"JV Entity" means (i) each Person identified on Schedule 10J and (ii) any other Person (A) whose Capital Stock is owned by a Transaction Party and another Person approved in writing by the Required Holders, (B) that is a party to a Concession Agreement and (C) that is approved in writing by the Required Holders."

(r)           The definition of "Permitted Project" in Paragraph 10A of the Purchase
Agreement is hereby amended and restated in its entirety to read as follows:

"Permitted Project" means a new project at an airport terminal listed on Schedule 10A hereto; provided that if, after December 31, 2015, (i) the Newark Project, the Philadelphia-B Project and the Reagan—A Project are substantially complete (as determined by the Collateral Agent in its sole discretion), (ii) OTG has provided to the Collateral Agent evidence (in form and substance satisfactory to the Collateral Agent) that OTG has funds on-hand to pay all costs necessary to complete the Newark Project, the Philadelphia-B Project and the Reagan—A Project, (iii) the Loan Parties are in compliance with Paragraph 6M, (iv) the principal amount of the Notes issued under this Agreement and loans made under the First Lien Credit Agreement in respect of each of the Newark Project, the Philadelphia-B Project and the Reagan—A Project is less than or equal to the amounts specified for each such Permitted Project on Schedule 10A, and (v) no Default or Event of Default has occurred and is continuing, the term "Permitted Project" will also include other new airport terminal projects; provided that (1) (x) any project with an initial budget expenditure in excess of $35,000,000 for any one airport terminal (as opposed to the airport as a whole), and (y) projects in airports that have less than 7 million annual enplanements shall only be a Permitted Project to the extent approved by the Required Holders in their sole discretion, and (2) the amount permitted to be expended on such additional Permitted Projects shall not exceed the difference between the amounts permitted to be expended in respect of the Newark Project, the Philadelphia-B Project and the Reagan—A Project and the amounts actually expended in respect of the Newark Project, the Philadelphia-B Project and the Reagan-A Project; provided further that, following the completion (or abandonment, as the case may be) of the Newark Project, the Philadelphia-B Project and the Reagan—A Project and without the requirements in subclauses (1) or (2) of the immediately preceding proviso above, "Permitted Project" shall include any new project at an airport terminal for an aggregate cost of up to $50,000,000, solely to the extent such amount is funded out of the net cash proceeds of a sale of common Capital Stock in the Company or an equity contribution to the Company (where such net cash proceeds have not been used for any other purpose) and is used by the Company to pay all costs necessary to complete such additional project."

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(s)           The definition of "Prepayment Premium" in Paragraph 10A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Prepayment Premium" shall mean for any Settlement Date as to the Called Principal of any Note that is prepaid in accordance with Paragraph 4B or 4E hereof, has become or is declared to be immediately due and payable pursuant to Paragraph 7 hereof, or is otherwise prepaid for any reason, including, without limitation, the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding, the amount computed by multiplying the percentage set forth below opposite the Settlement Date by such Called Principal:

Settlement Date	Prepayment Premium
From December 11, 2012 to and including December 31, 2016	Yield-Maintenance Amount
After December 31, 2016 to and including December 31, 2017	105%
Thereafter	100%

(t)           The definition of the term "Remaining Scheduled Interest Payments" in Paragraph 10A of the Purchase Agreement is hereby amended by deleting the phrase "December 11, 2014" contained therein, and inserting the phrase "December 31, 2016" in its stead.

(u)           The Schedules to the Purchase Agreement are hereby amended and restated and replaced in their entirety with the Schedules attached as Annex I hereto.

(v)           The Exhibits to the Purchase Agreement are hereby amended by inserting Exhibit K attached hereto as Annex II after Exhibit J thereof.

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ARTICLE III

CONDITIONS PRECEDENT

This First Amendment shall not become effective unless and until each of the conditions precedent set forth below has been satisfied or the satisfaction thereof shall have been waived in writing by the Holders party hereto (the date of such effectiveness, the "First Amendment Effective Date"):

(a)           Representations and Warranties; No Event of Default.     The following statements shall be true and correct: (i) the representations and warranties contained in this First Amendment, Section 8 of the Purchase Agreement and in each other Note Document, certificate or other writing delivered to any Holder pursuant hereto or thereto on or prior to the First Amendment Effective Date are true and correct in all material respects on and as of the First Amendment Effective Date as though made on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date) (in each case except to the extent such representation and warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects), and that the Transaction Parties shall have performed all agreements and satisfied all conditions (other than such conditions, the satisfaction of which are in the discretion of the Holders) which this First Amendment provides shall be performed or satisfied by it on or before the First Amendment Effective Date except as otherwise disclosed to and agreed to in writing by Holders, and (ii) no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or would result from this First Amendment becoming effective in accordance with its terms.

(b)           Execution of Amendment.    The Holders shall have executed this First Amendment and shall have received a counterpart to this First Amendment, duly executed by each Transaction Party.

(c)           Payment of Fees, Etc.    The Company shall have paid on or before the First Amendment Effective Date all fees, costs and expenses then payable by the Company pursuant to the Note Documents, including, without limitation, Paragraph 11B of the Purchase Agreement.

(d)           Delivery of Documents.    The Holders shall have received on or before the First Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Holders and, unless indicated otherwise, dated the First Amendment Effective Date:

(i)           a reaffirmation of the Blatstein Pledge Agreement, duly executed by Eric J. Blatstein;

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(ii)           a reaffirmation of (A) the Subordination Agreement, dated December 11, 2012, made by Highland Investment Group and LGA Airport Restaurants, L.P. in favor of the Collateral Agent and the First Lien Agent, (B) the Subordination Agreement, dated December 11, 2012, made by Eric J. Blatstein in favor of the Collateral Agent and the First Lien Agent, (C) the Subordination Agreement, dated December 11, 2012, made by Highland Investment Group and Terminal One, L.P. in favor of the Collateral Agent and the First Lien Agent and (D) the Subordination Agreement, dated December 11, 2012, made by John Salvatore and OTG Management JFK, LLC in favor of the Collateral. Agent and the First Lien Agent, in each case, duly executed by the parties thereto;

(iii)           a copy of (A) the LaGuardia-C Approved Budget, (B) the Newark Approved Budget, (C) the Philadelphia-B Approved Budget and (D) the Reagan-A Approved Budget, in each case, in form and substance satisfactory to the Holders;

(iv)           a copy of the first amendment to the Borrower Securityholders Agreement, duly executed by the Company, each shareholder of the Company and each holder of the Borrower Warrants and in form and substance satisfactory to the Holders;

(v)           a copy of the first amendment to the Intercreditor Agreement, duly executed by the Collateral Agent and the First Lien Agent, and acknowledged by the Parent Guarantors and Eric J. Blatstein, and in form and substance satisfactory to the Holders;

(vi)           a copy of the First Amendment to the First Lien Credit Agreement, duly executed by each Transaction Party, the First Lien Lenders and the First Lien Agent and in form and substance satisfactory to the Holders and evidence that all conditions precedent to the effectiveness of such first amendment to the First Lien Credit Agreement have been satisfied as of the First Amendment Effective Date;

(vii)           lien search results (including, without limitation, searches for any tax Lien and judgment Lien), listing all effective financing statements which name as debtor any Transaction Party, together with copies of such financing statements, none of which shall cover any of the Collateral, except for Permitted Liens;

(viii)           a copy of the resolutions of each Transaction Party, certified as of the First Amendment Effective Date by an Authorized Officer thereof, authorizing (A) the additional borrowings and transactions contemplated hereby and (B) the execution, delivery and performance by such Transaction Party of this First Amendment, the performance of the Note Documents as amended thereby, and the execution and delivery of the other documents to be delivered by such Transaction Party in connection herewith and therewith;

(ix)           a certificate of an Authorized Officer of each Transaction Party, certifying the names and true signatures of the representatives of such Transaction Party authorized to sign this First Amendment and the other documents to be executed and delivered by such Transaction Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

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(x)           a certificate of the appropriate official(s) of the jurisdiction of organization and each state of foreign qualification of each Transaction Party (or other evidence reasonably satisfactory to Collateral Agent) certifying as of a recent date not more than 30 days prior to the First Amendment Effective Date as to the subsistence in good standing of, and the payment of taxes due and payable by, such Transaction Party in such states;

(xi)           a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Transaction Party certified as of a recent date not more than 30 days prior to the First Amendment Effective Date by an appropriate official of the state of organization of such Transaction Party which shall set forth the same complete name of such Transaction Party as is set forth herein and the organizational number of such Transaction Party, if an organizational number is issued in such jurisdiction (or, to the extent the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Transaction Party has not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Transaction Party certifying that such charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of such Transaction Party not been amended, modified or supplemented since the Effective Date);

(xii)           a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents of each Transaction Party, together with all amendments thereto, certified as of the First Amendment Effective Date by an Authorized Officer of such Transaction Party (or, to the extent the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents of such Transaction Party have not been amended, modified or supplemented since the Effective Date, a certificate from an Authorized Officer of such Transaction Party certifying that such charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational documents have not been amended, modified or supplemented since the Effective Date);

(xiii)           an opinion of (i) in-house counsel to the Transaction Parties and Eric J. Blatstein, and (ii) Weil, Gotshal & Manges LLP, counsel to the Transaction Parties, in each case, in form and substance satisfactory to the Holders and as to such matters as the Holders may reasonably request;

(xiv)           a certificate of an Authorized Officer of the Company, certifying as to the matters set forth in clause (a) above;

(xv)           a certificate of the chief financial officer of the Company (in substantially the form of the solvency certificate delivered on the Closing Date), certifying as to the solvency of (A) the Company, and (B) the Transaction Parties and their respective Subsidiaries, on a consolidated basis, which certificate shall be satisfactory in form and substance to the Holders; and

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(xvi)           such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Holders in form and substance, as any Holders may reasonably request.

(e)           Warrant Repurchase. The Holders shall have received evidence that the Borrower Warrants held by Octavian have been (or concurrently with the funding of the loans under the First Lien Credit Agreement on the First Amendment Effective Date, will be) repurchased by the Company pursuant to the Purchase and Sale Agreement, dated as of December 23, 2013, by and among the Company and Octavian, on terms satisfactory to the Purchasers.

(f)           Legality. The purchase of the Notes shall not contravene any law, rule or regulation applicable to any Holder.

(g)           Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this First Amendment, the Purchase Agreement, as amended hereby, and the other Note Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Holders and their counsel, and the Holders and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Holders, as the Holders or such counsel may reasonably request.

ARTICLE IV

REAFFIRMATION AND RELEASE

Section 4.1 Ratification.

(a)           Company.     The Company hereby reaffirms its obligations under each Note Document to which it is a party. The Company hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Note Document to the Collateral Agent, on behalf and for the benefit of the Collateral Agent and each Holder, as collateral security for the obligations under the Note Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

(b)           Guarantors.    Each Guarantor hereby (i) consents to this First Amendment; (ii) acknowledges and reaffirms all obligations owing by it to the Collateral Agent and Holders under any Note Document to which it is a party and represents and warrants that, after giving effect to this First Amendment, all of its representations and warranties contained in the Note Documents to which such Guarantor is a party are true and correct on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), (iii) agrees that each Note Document to which it is a party is and shall remain in full force and effect and shall not be impaired or otherwise affected by the execution of this First Amendment or any other document or instrument delivered in connection herewith; and (iv) ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted by it, pursuant to and in connection with the Note Documents to which such Guarantor is a party, to the Collateral Agent, on behalf and for the benefit of each of the Holders, as collateral security for the obligations of such Guarantor thereunder, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof. Although each of the Guarantors have been informed of the matters set forth herein and have acknowledged and agreed to same, each of the Guarantors understands that the Collateral Agent and the Holders shall have no obligation to inform the Guarantors of such matters in the future or to seek the Guarantors' acknowledgement or agreement to future amendments, waivers, or modifications, and nothing herein shall create such a duty.

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(c)           Existing Notes.    The Company and the Guarantors hereby acknowledge and agree that immediately prior to the First Amendment Effective Date, the aggregate outstanding principal amount under the Notes (inclusive of all PIK Interest added thereto) is $109,120,098.20 and that such principal amount is payable pursuant to the Notes and the Note Purchase Agreement as amended hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

Section 4.2           Release.    Each Transaction Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) the Collateral Agent and each Holder has heretofore properly performed and satisfied in a timely manner all of its obligations to the Transaction Parties and their Affiliates under the Purchase Agreement and the other Note Documents that are required to have been performed on or prior to the date hereof. Notwithstanding the foregoing, the Collateral Agent and the Holders wish (and the Transaction Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Collateral Agent's and the Holders' rights, interests, security and/or remedies under the Purchase Agreement and the other Note Documents. Accordingly, for and in consideration of the agreements contained in this First Amendment and other good and valuable consideration, each Transaction Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Collateral Agent, each Holder and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date directly arising out of, connected with or related to this First Amendment, the Financing Agreement or any other Transaction Document, or any act, event or transaction related or attendant thereto, or the agreements of the Collateral Agent or any Holder contained therein, or the possession, use, operation or control of any of the assets of any Transaction Party, or the purchasing of any Notes or the making of any other advances, or the management of such Notes or such advances or the Collateral.

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ARTICLE V

INTERPRETATION

Section 5.1 Continuing Effect of the Purchase Agreement.    The Transaction Parties and the Holders hereby acknowledge and agree that the Purchase Agreement shall continue to be and remain unchanged and in full force and effect in accordance with its terms, except as expressly provided herein.

Section 5.2    Other Defaults or Events of Default.    Nothing contained in this First Amendment shall be construed or interpreted or is intended as a waiver of or limitation on any rights, powers, privileges or remedies that the Holders have or may have under the Purchase Agreement or any other Note Document on account of any Default or Event of Default.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Representations and Warranties.    Each of the Transaction Parties hereby represents and warrants as of the date hereof that, (a) after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing, (b) after giving effect to this First Amendment, all representations and warranties of the Transaction Parties contained in the Note Documents are true and correct in all material respects with the same effect as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects on and as of such earlier date, (c) the execution, delivery and performance by such Transaction Party of this First Amendment and the performance by such Transaction Party of the Note Documents to which it is a party, are within such Transaction Party's corporate powers, have been duly authorized by all necessary corporate action, of such Transaction Party, require no Governmental Authorization, except for Governmental Authorizations that have been obtained, do not violate (i) any Transaction Party's Organizational Documents, or (ii) any law applicable to such Transaction Party, except as could not reasonably be expected to have a Material Adverse Effect, and will not result in the creation or imposition of any Lien prohibited by the Purchase Agreement on any asset of any Transaction Party, (d) this First Amendment has been duly executed and delivered by each Transaction Party, (e) this First constitutes a legal, valid and binding obligation of such Transaction Party enforceable against such Transaction Party in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity, (f) each of the Note Documents to which it is a party constitute a legal, valid and binding obligation of such Transaction Party enforceable against such Transaction Party in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity and (g) as of the First Amendment Effective Date, at least 95% of (i) the work to be completed and (ii) expenditures to be incurred by the Transaction Parties or any of their Subsidiaries or any JV Entity, in each case, in connection with each of the projects at the Minneapolis-Saint Paul International Airport and the Toronto Pearson International Airport has been, in the case of clause (i), completed, and in the case of clause (ii), incurred pursuant to the terms of a binding agreement.

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Section 6.2           Consents.     The Collateral Agent and the Holders hereby consent to (a) the amendments set forth in the First Amendment to the First Lien Credit Agreement referred to in Section 3(d)(vii) above, and (ii) the repurchases of the Borrower Warrants set forth in the Purchase and Sale Agreement referred to in Section 3(e) above.

Section 6.3           Counterparts.    This First Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.4.           GOVERNING LAW.    THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Section 6.5           Fees and Expenses.    The Company acknowledges that under Paragraph 11B of the Purchase Agreement the Company is obligated to pay, and the Company confirms that it shall pay promptly, all reasonable, out-of-pocket costs and expenses incurred by the Holders of negotiation, preparation and execution of this First Amendment, including all reasonable fees, expenses and disbursements of counsel to the Holders in connection therewith.

Section 6.6           Holder Credit Decision.    Each of the undersigned Holders acknowledges that it has, independently and without reliance upon any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this First Amendment and to agree to the matters set forth herein. Each of the undersigned Holders also acknowledges that it will, independently and without reliance upon any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

COMPANY:

OTG MANAGEMENT, LLC.

By:
	Name:	Christopher J. Redd
	Title:	General Counsel, Vice President and Secretary

First Amendment to Note Purchase
Agreement

GUARANTORS

OTG MANAGEMENT, LLC.
OTG CONSOLIDATED HOLDINGS, INC.

By:
Name:	Christopher J. Redd
Title:	General Counsel, Vice President and Secretary

OTG CONCEPTS FRANCHISING, LLC
OTG MANAGEMENT JFK,. LLC
OTG JFK T5 VENTURE, LLC
LAGUARDIA USA, LLC
OTG MANAGEMENT YYZ, LLC
OTG MANAGEMENT 18, LLC
OTG MANAGEMENT TUCSON, LLC
OTG MANAGEMENT BOS, LLC
OTG MANAGEMENT DCA, LLC
OTG MANAGEMENT MIDWEST, LLC
OTG MANAGEMENT MCO, LLC
OTG MANAGEMENT PHL, LLC
OTG MANAGEMENT WEST, LLC
OTG EXPERIENCE, LLC
OTG MANAGEMENT EWR, LLC
AIRBEV, LLC
LGABEV, LLC
BISTRO ONE, LLC
TERMINAL D BAR & GRILL, LLC

By:
Name:	Christopher J. Redd
Title:	General Counsel, Vice President and Secretary

TERMINAL ONE, L.P.,
By: BISTRO ONE, LLC, its General Partner

By:
Name:	Christopher J. Redd
Title:	General Counsel, Vice President and Secretary

First Amendment to Note Purchase
Agreement

COLLATERAL AGENT:

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By:
Name:
Title:

First Amendment to Note Purchase
Agreement

HOLDERS:

HIGHBRIDGE PRINCIPAL STRATEGIES-OFFSHORE
MEZZANINE PARTNERS
MASTER FUND II, L.P.

By:	Highbridge Principal Strategies
Mezzanine Partners II Offshore GP, L.P., its General Partner

By:	Highbridge Principal Strategies, LLC
its General Partner

By:
Name:
Title:

First Amendment to Note Purchase
Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES- INSTITUTIONAL MEZZANINE PARTNERS II SUBSIDIARY, L.P.

By:	Highbridge Principal Strategies
Mezzanine Partners II Offshore GP, L.P., its General Partner

By:	Highbridge Principal Strategies, LLC its General Partner

By:
Name:
Title:

First Amendment to Note Purchase
Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES- MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC

By	Highbridge Principal Strategies Mezzanine Partners II GP, L.P., as Manager

By:	Highbridge Principal Strategies, LLC its General Partner

By:
Name:
Title:

First Amendment to Note Purchase
Agreement